UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

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[ ]
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PROXY COMMUNICATION STATEMENT:

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders.  Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information.  Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com. In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

FOR IMMEDIATE RELEASE

CHARMING SHOPPES COMMENTS ON RISKMETRICS REPORT

Company Urges Shareholders to Support Company’s Board of Directors
and VOTE the GOLD Proxy Card Today

Bensalem, PA, April 29, 2008 – Charming Shoppes, Inc. (Nasdaq: CHRS) today issued the following statement in response to a report by RiskMetrics Group regarding the election of directors at the Company’s 2008 Annual Meeting of Shareholders.  Charming Shoppes urges shareholders to vote FOR Charming Shoppes’ experienced and highly-qualified directors – Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, Alan Rosskamm and M. Jeannine Strandjord – and reject Crescendo’s and Myca’s nominees by voting the GOLD proxy card today.

Speaking on behalf of the Charming Shoppes’ Board of Directors, Katherine M. Hudson, Lead Independent Director, said, “We strongly disagree with the conclusion reached by RiskMetrics and urge shareholders to re-elect Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, Alan Rosskamm and M. Jeannine Strandjord on the GOLD proxy card.  Charming Shoppes’ directors and management team know how to manage a large retail business successfully through challenging retail and economic environments.  Under the leadership of Dorrit Bern, our Board has taken, and will continue to take, decisive actions to strengthen the Company’s market-leading position in our specialty retail markets and to create sustainable and profitable growth for the benefit of all shareholders.”

Charming Shoppes’ directors, nominated for re-election, have extensive public company experience as well as retail industry backgrounds:

•
Dorrit J. Bern, Charming Shoppes’ Chairman, President and Chief Executive Officer, who has led the Company since August 1995 and whose experience in the retail apparel industry spans 35 years.  In its report, RiskMetrics noted that Dorrit Bern’s ‘experience at the company, in particular during the last economic downturn, and strong retail background benefit the Board’s composition.’*

•
Alan Rosskamm, former Chairman and Chief Executive Officer, and a current director of Jo-Ann Stores, a leading U.S. retailer of fabrics and sewing supplies, whose experience in the retail industry spans 30 years.

•
M. Jeannine Strandjord, former Senior Vice President and Chief Integration Officer of Sprint Corporation, the global communications company, and a former retail finance executive (Vice President, Finance and Expense Control) for Macy’s Midwest.

Commenting on the dissident group’s nominees, the Company issued the following statement:

The principals of the Crescendo and Myca hedge funds -- as they have done at other publicly-traded companies -- are advocating a risky and imprudent short-term financial reengineering scheme at Charming Shoppes with the goal of diverting corporate cash to buy back stock.  These hedge funds have still not advocated any new ideas to navigate the Company through the current economic environment or create long-term shareholder value.

RiskMetrics correctly concluded that one of the dissident group’s nominees, Robert Frankfurt, ‘does not [have] (sic) relevant industry experience’* and should not be included on the Board. However, we believe that RiskMetrics missed the mark with respect to the dissident group’s two other nominees, Arnaud Ajdler and Michael Appel.

•
Arnaud Ajdler, an employee of the New York City-based activist hedge fund Crescendo Partners, has limited management and operating experience and, we believe, a limited understanding of the retail industry.  Ajdler has a history of being a disruptive and divisive board member at other public companies.  Furthermore, after threatening a proxy fight, Ajdler recently became a board member of a competitor of Charming Shoppes.  If elected to our Board, we strongly believe this would seriously compromise his independence and his fiduciary duty to serve in the best interests of all Charming Shoppes shareholders.

•
Michael Appel’s retail experience has been primarily limited to small companies in restructuring or Chapter 11.  Furthermore, Appel has no experience as a senior executive of a public company and no board experience.  We think RiskMetrics is incorrect to equate the qualifications of Appel with those of Charming Shoppes’ directors.

* Permission to use quotations was neither sought nor obtained.

In summary, shareholders should recognize that the dissident’s nominees have limited relevant experience, bring no new ideas to Charming Shoppes, and if elected, we believe they would advance a short-term financial reengineering scheme that would compromise the implementation of our strategy and undermine the future growth of Charming Shoppes.

Charming Shoppes recommends that all shareholders support its Board of Directors and reject all of the dissident group’s nominees. It is important to remember that only the latest dated validly executed and timely received proxy counts in a contested election such as this. Vote today by telephone or internet to be sure your proxy is received in time to be counted.  Follow the simple voting instructions contained on the GOLD proxy card or contact MacKenzie Partners, Inc., which is assisting the Company in this matter, toll-free at (800) 322-2885 or at charming@mackenziepartners.com.

Shareholders are urged to vote only Charming Shoppes’ GOLD proxy card and to discard the dissident group’s white proxy card. If shareholders have previously voted a white card, even to withhold their vote from the dissident group’s nominees, they are urged to please take the time today to vote the GOLD proxy card.

At February 2, 2008, Charming Shoppes, Inc. operated 2,409 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), CATHERINES PLUS SIZES(R), LANE BRYANT OUTLET(R), PETITE SOPHISTICATE(R) and PETITE SOPHISTICATE OUTLET(R). Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi’s. Please visit http://www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements concerning the Company’s operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our identified strategic solution for our non-core misses apparel catalog titles and the refinancing of certain real estate assets, the failure to effectively implement our planned cost and capital budget reduction plans, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct- to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Additional Information

On April 2, 2008, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2008 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing the definitive proxy statement and a GOLD proxy card to shareholders. Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information. Shareholders may obtain an additional copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov. Copies of the definitive proxy statement are available for free at Charming Shoppes’ website http://www.charmingshoppes.com . In addition, copies of Charming Shoppes’ proxy materials may be requested at no charge by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or via email at charming@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Charming Shoppes’ shareholders is available in Charming Shoppes’ definitive proxy statement filed with SEC on April 2, 2008.

CONTACT:

Gayle M. Coolick Charming Shoppes, Inc. Director of Investor Relations (215) 638-6955	Dan Burch / Jeanne Carr MacKenzie Partners, Inc. (212) 929-5500	Matthew Sherman / Andrea Priest Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449